EXHIBIT 10(w)-3

SECOND AMENDMENT TO THE

EMPLOYMENT AND SEVERANCE AGREEMENT

OF

VICTOR A. STAFFIERI

WHEREAS, Victor A. Staffieri (the “Executive”) and LG&E Energy Corp., a Kentucky corporation (the “Company”) and Powergen, plc, a United Kingdom public limited company (the “Parent”) entered into an Employment and Severance Agreement, dated February 25, 2000 (the “Agreement”);

WHEREAS, the Agreement was previously amended by the Executive, the Company and the Parent in a document dated December 8, 2000 (the “First Amendment”);

WHEREAS, the Executive, the Company and the Parent have determined that it is now desirable to amend the Agreement to reflect certain changes resulting from the Executive’s promotion to Chief Executive Officer of the Company;

NOW THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

1. Section 3.1 shall be deleted and replaced in its entirety to read as follows:

“3.1 The Company agrees to employ Executive, and Executive agrees to serve during the term hereof as Chief Executive Officer of the Company. Executive shall report to the Chief Executive Officer of the Parent. In addition, Parent shall (i) cause the Executive to be elected as a member of the Board of Directors of the Company (the “Board”) and (ii) use its best efforts to secure Executive’s election as a member of the Board of Directors of Parent (the “Parent Board”) to serve for a period determined by the Parent’s Articles of Association, and Executive agrees to serve in such capacities.”

2. Section 3.2 shall be deleted and replaced in its entirety to read as follows:

“3.2 Executive agrees to devote his full working time and efforts, to the best of his ability, experience and talent, to the performance of services, duties and responsibilities in connection with the position named above. Executive shall perform such duties and exercise such powers, commensurate with his position, as Chief Executive Officer of the Company, as the Chief Executive Officer of the Parent shall from time to time delegate to him on such terms and conditions and subject to such restrictions as Chief Executive Officer of the Parent may reasonably from time to time impose.

3. Section 4.1 shall be deleted and replaced in its entirety to read as follows:

“4.1. SALARY. The Company shall pay Executive an annual base salary (“Base Salary”) of not less than $600,000.00. The Base Salary shall be payable in accordance with the ordinary payroll practices of the Company. The Base Salary shall be reviewed by the Board in July of each year during the term of this Agreement and may be increased in the discretion of the Board at that or any other time and, as so increased, shall constitute “Base Salary” hereunder, however, the first such review will take place in July 2002. At no time shall the Board be able to decrease the Base Salary.”

4. Section 4.2 shall be deleted and replaced in its entirety to read as follows:

“4.2. ANNUAL BONUS. In addition to his Base Salary, Executive shall be eligible to participate in any annual incentive plan or program maintained by the Company in which other senior executives of the Company participate (the “Bonus Plan”). Such participation shall be on terms commensurate with Executive’s position and level of responsibility. The Executive’s target bonus under the Bonus Plan in respect of year 2001 shall be not less than 60% of Base Salary for that portion of the year prior to the effective date of this Second Amendment and 70% of Base Salary for that portion of the year after the effective date of the Second Amendment and succeeding years under this Agreement. Notwithstanding the foregoing, with respect to 2001 and 2002, Executive’s annual bonus shall not be less than 75% of the Executive’s target bonus. Except as set forth in the preceding sentence, nothing in this Section 4.2 will guarantee to the Executive any specific amount of incentive compensation, or prevent a Remuneration Committee appointed by the Parent Board from establishing reasonable performance goals and compensation targets, after consultation with the Executive, applicable only to the Executive.”

5. Section 4.3 shall be amended by adding to the end thereof the following:

“The Parent and the Company acknowledge that, as of the effective date of this Second Amendment, the current value of the Executive’s long-term incentive plan participation is 175% of Base Salary.”

6. A new Section 5.4 shall be added to the end of Article 5 to read as follows:

“5.4. LIFE INSURANCE. The amount of Executive’s term life insurance shall be determined as follows: (a) for the period commencing as of the effective date of this Second Amendment through the date of the Executive’s 50th birthday - not less than $5,000,000.00, (b) for the period commencing on the day following the Executive’s 50th birthday through the date of the Executive’s 55th birthday - not less than $3,000,000.00, (c) for the period commencing on the day following the Executive’s 55th birthday - not less than $2,000,000.00. The premiums for such life insurance shall be paid by the Company, regardless of Executive’s employment status. The Company shall also pay Executive an additional payment such that, after payment by Executive of all taxes imposed as a result of the life insurance benefit, the Executive retains an amount equal to the taxes imposed upon the Executive as a result of the life insurance benefit.”

7. Subsection 6.5(a) shall be deleted and replaced in its entirety to read as follows:

“(a) For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the events or conditions described in subsections (1) through (10) hereof:

(1)  a reduction by the Company in the Executive’s Base Salary or annual target bonus opportunity as in effect prior to such reduction or any failure to pay the Executive any compensation or benefits to which the Executive is entitled within thirty days of the applicable due date, provided that the Company may correct such reduction or failure within thirty (30) days of its commission;

(2)  Parent or the Company require the Executive to be relocated anywhere in excess of fifty (50) miles of his present office location, except for required travel on Parent or Company business consistent with his business travel obligations as in effect prior to the Effective Time and as provided in Section 3.4 of this Agreement;

(3)  a failure by Parent of the Company to maintain plans providing benefits at least as beneficial in the aggregate as those provided by any benefit or compensation plan, retirement or pension plan, stock option plan, bonus plan, long-term incentive plan, life insurance plan, health and accident plan or disability plan in which the Executive is participating prior to the Effective Time, the Change in Control, or this Second Amendment, as applicable, or if the Company or Parent has taken any action which would adversely affect the Executive’s participation in or materially reduce the Executive’s benefits under any of such plans or deprive him of any material fringe benefit enjoyed by him prior to the Effective Time, the Change in Control, or this Second Amendment, as applicable, or if the Company or Parent has failed to provide him with the number of paid vacation days to which he would be entitled in accordance with the Company’s normal vacation policy immediately prior to the Effective Time, the Change in Control, or this Second Amendment, as applicable;

(4)  Parent or the Company materially reduces, individually or in the aggregate, the Executive’s title, job authorities or responsibilities as in effect prior to such reduction;

(5)  Parent or the Company fails to obtain the assumption of the obligations contained in this Agreement by any successor as contemplated in Section 11 hereof;

(6)  any purported termination of the Executive’s employment by Parent or the Company which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 8, hereof; and, for purposes of this Agreement, no such purported termination shall be effective;

(7)  any material breach by Parent or the Company of any provision of this Agreement;

(8)  any purported termination of the Executive’s employment for Cause by Parent or the Company which does not comply with the terms of Section 6.2 of this Agreement;

(9)  any removal of the Executive from the position of Chief Executive Officer of the Company, except for Cause; or

(10) any removal of Executive from, the Board or the Parent Board; except for Cause.”

8. Subsection 7.2(c)(ii) shall be deleted and replaced in its entirety to read as follows:

“(ii) The Company shall pay, as a severance amount to the Executive after the Termination Date, an amount equal to the sum of (a) the Base Amount and (b) the Bonus Amount, divided by twelve, the quotient of which shall be multiplied by twenty-four.”

9. A new Section 7.6 shall be added to the end of Article 7 to read as follows:

“7.6 DISABILITY. If the Executive’s employment with the Company shall be terminated as a result of Disability, the Parent or Executive may terminate Executive’s employment on written notice thereof, and Executive shall, in addition to the benefits provided pursuant to Section 7.1(b) or Section 7.2(b), receive until age 65 a benefit equal to 60 percent of the Base Salary, less 100% of the Social Security disability benefit and any amounts payable pursuant to the terms of a disability insurance policy or similar arrangement which the Company maintains during the term hereof.”

10. A new Section 7.7 shall be added to the end of Article 7 to read as follows:

“7.7 DEATH. If the Executive’s employment with the Company shall be terminated as a result of death, in addition to the benefits provided pursuant to Section 7.1(b) or Section 7.2(b) for a period of thirty-six (36) months, the Company shall at its expense continue on behalf of the Executive’s dependents and beneficiaries (to the same extent provided to the dependents and beneficiaries prior to the Executive’s death) the life insurance, medical, dental and hospitalization benefits under such plans offered by the Company to active employees.”

IN WITNESS WHEREOF, the Company and the Parent have caused this Second Amendment to be executed by it duly authorized representative and the Executive has executed this Second Amendment as of the date set forth below, but which shall be effective as of the 30th day of April, 2001, provided the Executive is employed by the Company on that date. Except as provided herein, nothing contained in this Second Amendment shall alter the terms and conditions of the Agreement or the First Amendment.

LG&E ENERGY CORP.

By:	/s/ David J. Jackson
Name
Title

Date:

POWERGEN, PLC

By:	/s/ Nicholas Baldwin
Name
Title

Date:

EXECUTIVE

/s/ Victor A. Staffieri
VICTOR A. STAFFIERI

Date	5/5/01